Pipeline Data Announces Financial Restructuring, Change of Control and $15 Million Equity Investment

Quincy, Mass, February 4, 2009, Pipeline Data (OTCBB:PPDA), a provider of payment processing and services, today announced that it has entered into restructuring agreements with its convertible noteholders, as well as with the holders of a $16 million put claim against the Company. The transaction was led by The ComVest Group (“ComVest”).

Under the terms of the transaction, the current $37 million, 8% coupon preferred convertible notes due June 29, 2010 will be restructured as a $42.1 million loan, 10% coupon until June 30, 2010 and a14% coupon until June 30, 2011. The Company will have the option to extend the notes for an additional year until June 30, 2012, at its sole discretion. The agreement calls for the removal of all convertible equity features and the immediate termination of 11.1 million detached full-ratchet warrants.

In addition, the $16 million, 18% put right held by the former owners of Charge.com, Inc. will be redeemed for $2 million in cash, the return of the Charge.com name and the return of 9,398,058 shares of the Company’s Common Stock.

ComVest Investment Partners III, an affiliate of the ComVest Group, will lead a $15 million initial investment in cash for the purposes of restructuring the balance sheet and acquiring new merchant account portfolios and other operating companies. As part of the investment, the Company shall issue ComVest a $15 million face amount preferred convertible stock instrument convertible into common stock of the Company at 12.2 cents per share with a 16% payment-in-kind (PIK). Total shares outstanding post transaction will be approximately 41 million common and 122,950,820 preferred convertible shares (initially convertible into 68% of the Company’s Common Stock). Total debt will be reduced from $53 million to $42 million when taking into consideration the current combined $37 million convertible notes and the $16 million extinguishment of the put obligation. ComVest will also make available to the Company an additional $15 million acquisition lineof-credit, maturing September 30, 2012.

Concurrent with the transaction, Pipeline’s entire Board of Directors will resign and a new Board will be formed, including ComVest Partner and Advisory Board Member Peter J. Kight. With more than 25 years of experience, Mr. Kight is a pioneer in the electronic commerce industry, including serving as founder and former chairman of the board and CEO of CheckFree. He currently serves as the Vice Chairman and member of the board of directors of Fiserv (NASDAQ:FISV). Mr. Kight joined Fiserv when the company acquired CheckFree in 2007 for $4.4 billion in cash. In addition, Mr. Kight is a member of the board of directors of Akamai Technologies (NASDAQ:AKAM) and Manhattan Associates (NASDAQ: MANH). Accompanying Mr. Kight to the Pipeline Board of Directors will be Randall McCoy. Mr. McCoy served as CheckFree’s executive vice president and chief technology officer and will become Pipeline’s new Chief Executive Officer and a member of the Board. Mr. McCoy has also enjoyed a long and distinguished career in the electronic payments industry. He lectures annually to the Federal Reserve’s Board of Governors on matters of electronic commerce. Daniel Nenadovic, a Managing Director and

Partner of ComVest will also join the Company’s Board of Directors and serve as Chairman of the Board. MacAllister Smith , the Company’s current founder and Chief Executive Officer, will resign as Chief Executive Officer and assume the position of Vice Chairman of the Company.

MacAllister Smith stated “While it has been a challenging time in the financial markets in general, and in the financial services sector in particular, I believe there are excellent opportunities to increase market share for strong, well-capitalized companies that focus on their core competencies. The restructuring of our debt from a 2010 maturity to as long as a 2012 maturity removes a substantial amount of near term risk, while the infusion of new cash capital allows Pipeline to take advantage of strategic acquisition and marketing opportunities as they present themselves. I am very excited about the appointments of Pete Kight to our Board and Randy McCoy as new CEO, and believe their extensive experience in the industry will open many vistas for Pipeline. In addition, ComVest brings a multitude of market knowledge , expertiseand deal flow that will further strengthen Pipeline and help the Company to achieve its objectives. I am very much looking forward to working with Randy, Pete and the ComVest team and believe their proven, dynamic business strengths will help to make Pipeline a leader in the payments processing sector.”

About Pipeline Data:

Pipeline Data Inc. provides value-added credit card transaction processing services for merchants in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment.

About ComVest:

The ComVest Group is a leading private investment firm focused on providing debt and equity solutions to middle-market companies with enterprise values of less than $250 million. Since 1988, ComVest has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through its extensive financial resources and broad network of industry experts, ComVest is able to offer its companies total financial sponsorship, critical strategic support and business development assistance.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein.

Contact:

Pipeline Data Inc.

Phil Chait, 617-405-2600

Source: Pipeline Data Inc.